BLUCORA ANNOUNCES NEW CHIEF HUMAN RESOURCES OFFICER

IRVING, Texas, October 15, 2018 - Blucora, Inc. (NASDAQ: BCOR), a leading provider of tax-smart financial solutions that empower people’s goals, today announced that Transient (Tran) Taylor has joined the company as the Chief Human Resources Officer. Taylor will report to Blucora President and Chief Executive Officer, John Clendening.

Taylor brings more than 25 years of experience to his new role at Blucora, having spent much of his career transforming human resources departments within dynamic, high-growth business environments. He joins Blucora after nearly four years as the Chief Human Resources Officer with Mr.Cooper/Nationstar, six years as Chief People Officer at Travelocity, and three years as the Executive VP of Human Resources at Alliance Data. Taylor’s earlier experience also includes roles with Home Depot, Raytheon Telecommunications and Westinghouse. He holds a master’s degree in public administration from West Virginia University and has served as an active member of the Human Resources Policy Institute and Corporate Leadership Council.
“I’m very pleased to have Tran join our team,” said John Clendening, President and Chief Executive Officer of Blucora. “Tran comes to Blucora with an impressive background and track record of execution in strategic HR initiatives, which will play a critical role as we continue to grow and become a destination company for the best talent in the industry.”
Employee Inducement Equity Grant
On October 15, 2018 when Mr. Taylor joined the Company, he received an award of 4,035 restricted stock units under the Company’s 2016 Inducement Plan, as amended. The restricted stock units will vest on the one-year anniversary of the date of grant. The award was approved by the Compensation Committee and was granted as an inducement to Mr. Taylor entering into employment with the Company in accordance with NASDAQ Listing Rule 5653(c)(4).
About Blucora®
Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, pioneering tax-smart financial solutions that empower people’s goals. Blucora operates through two primary businesses, HD Vest, the No.1 tax-focused broker-dealer with $45 billion in total client assets as of June 30, 2018, and TaxAct, the No. 3 tax preparation software by market share with approximately 4 million consumer and professional users. With integrated tax and wealth management, Blucora is uniquely positioned to provide better long-term outcomes for customers with holistic, tax-advantaged solutions. For more information on Blucora or its businesses, please visit www.blucora.com.
Contact:
Bill Michalek
Blucora Investor Relations
(972) 870-6463
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